Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to The Hain Celestial Group, Inc. Second Amendment to the 2022 Long Term Incentive and Stock Award Plan of our reports dated September 15, 2025, with respect to the consolidated financial statements and schedule of The Hain Celestial Group, Inc. and Subsidiaries and the effectiveness of internal control over financial reporting of The Hain Celestial Group, Inc. and Subsidiaries included in its Annual Report (Form 10-K) for the year ended June 30, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Jericho, New York

November 7, 2025